Exhibit 10.58

Carugate 7 July 2023		Carugate 7 July 2023

OGGETTO: MODIFICA DELLE CONDIZIONI DI ASSUNZIONE		RE: AMENDMENT TO THE TERMS AND CONDITIONS OF THE EMPLOYMENT

Caro Alberto,		Dear Alberto,

come discusso, siamo lieti di comunicarTi che, con decorrenza dal 1° luglio 2023 (“Data di Efficacia”), verranno apportate le seguenti modifiche al Tuo rapporto di lavoro con UL International Italia S.r.l. (“Società”).

as discussed, we are pleased to inform you that, starting from July 1, 2023 ("Effective Date"), the following changes will apply to your employment relationship with UL International Italia S.r.l. (“Company”).

1. Cambio di mansioni		1. Change of duties

1.1 A decorrere dalla Data di Efficacia, Ti verranno assegnate le mansioni di Executive Vice President, Chief Commercial Officer, che sono indicate nell’allegata job description – Allegato A (di seguito “Incarico”).

1.1. As of the Effective Date, you will be assigned the duties of Executive Vice President, Chief Commercial Officer, which are set forth in the attached job description under Annex A (hereinafter referred to as the “Assignment”).

1.2 In relazione all’esercizio delle mansioni dell’Incarico riporterai gerarchicamente all’amministratore delegato (CEO) della Società.		1.2 In relation to the duties of the Assignment, you will report hierarchically to the Chief Executive Officer of the Company.

2. Trattamento economico		2. Economic treatment

2.1 In ragione della predetta modifica, Ti sarà riconosciuta una retribuzione annua lorda di euro 351.299, da corrispondersi in 14 mensilità (“Remunerazione Annua Lorda”). È inteso che l’importo eccedente la retribuzione minima prevista dal contratto collettivo nazionale di lavoro applicabile al Tuo rapporto di lavoro (“CCNL”) è definito come “superminimo individuale” e Ti è riconosciuto come mera anticipazione di futuri aumenti economici contrattuali. Lo stesso assorbirà, pertanto, eventuali futuri aumenti previsti dal CCNL e aumenti retributivi di legge, anche laddove disposti con effetto retroattivo.

2.1 As a result of the aforementioned amendment, you shall be granted with a gross annual remuneration of EUR 351,299, to be paid in no. 14 monthly installments ("Gross Annual Remuneration"). It is understood that the amount exceeding the minimum remuneration provided for by the National Collective Bargaining Agreement applicable to your relationship (“NCBA”) is defined as "superminimo individuale" and is recognized to you as a mere anticipation of future contractual economic increases. The same will therefore absorb any future increases provided for by the NCBA and legal salary increases, even if they are ordered retroactively.

2.2 La Tua retribuzione mensile lorda sarà composta dei seguenti elementi:		2.2. Your gross monthly remuneration will be composed of the following elements:

“Paga base”	€ 3,890.00	“Paga base”	€ 3,890.00
“Scatti Imp. Congel.”	€ 258.22	“Scatti Imp. Congel.”	€ 258.22
“Superminimo Contrattuale”	€ 1,305.00	“Superminimo Contrattuale”	€ 1,305.00
“Premio”	€ 3,403.74	“Premio”	€ 3,403.74
“AdPers. Assorbibile”	€ 16,235.82	“AdPers. Assorbibile”	€ 16,235.82

UL.com/Solutions	UL LLC © 2023. All rights reserved.

2.3 Continuerai ad avere diritto a partecipare al c.d. All Employee Incentive Plan (“AEIP”) della Società, così come modificato di volta in volta, finché lo stesso AEIP rimarrà in vigore, con un bonus target pari al 60% della tua Remunerazione Annua Lorda, basato sul raggiungimento degli obiettivi finanziari della Società e dei tuoi obiettivi personali stabiliti dalla Società. L’importo effettivo del premio annuale sarà determinato in base ai termini e condizioni previste dall’AEIP, che, in particolare, richiede, affinché possa essere disposta la relativa liquidazione, che il tuo rapporto di lavoro sia effettivamente in essere al momento del pagamento.

2.3 You will also remain eligible for the Company’s All Employee Incentive Plan (“AEIP”), as amended from time to time, so long as the AEIP remains in effect, with a bonus target of 60% of your Gross Annual Remuneration, based on the achievement of the Company’s financial goals and your personal objectives established by the Company. The actual amount of your annual incentive award payment will be determined pursuant to the terms and conditions of the AEIP, which requires in particular that you will be actively employed at the time of payout to be eligible for any payment.

Per quanto riguarda l’AEIP 2023, ti sarà riconosciuta la piena eleggibilità per un bonus target al 60% della Remunerazione Annua Lorda specificata al paragrafo 2.1.	With regard to the 2023 AEIP, you will be granted full year eligibility for a bonus target of 60% of the Gross Annual Remuneration specified in section 2.1.

2.4 Analogamente, continuerai ad avere diritto a partecipare al c.d. Long Term Incentive Plan (“LTIP”) della Società, come modificato di volta in volta, finché lo stesso rimarrà in vigore. Le assegnazioni degli incentivi ai sensi del LTIP vengono effettuate annualmente a discrezione del CEO e del Consiglio di Amministrazione. Prevediamo che le future assegnazioni ai sensi del LTIP saranno effettuate nello stesso momento in cui verranno effettuate quelle degli altri dirigenti aventi una posizione analoga. La prossima erogazione è prevista nel secondo trimestre del 2024.

2.4 You will similarly remain eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”), as amended from time to time, so long as the LTIP remains in effect. LTIP grants are made annually at the discretion of the CEO and the Board of Directors. We anticipate that future LTIP grants will be made at the same time such grants are made to other similarly situated executives. Your next normal course grant is expected to be made in Q2 2024.

2.5 Continuerai inoltre ad avere diritto ad un’auto aziendale in conformità con il nostro attuale EU car program, al pari degli altri dirigenti di pari livello, finché la Società manterrà in vigore tale piano. Le Parti concordano e riconoscono il diritto unilaterale della Società di modificare e/o eliminare tale piano nella sua interezza.
2.5 You shall further remain eligible for a company car in accordance with our current EU car program, on the same basis as other similarly situated executive’s for as long as the Company maintains such practice/program. The parties agree and acknowledge the Company’s ongoing unilateral right to modify and/or eliminate such practice/program in its entirety.

2.6 A partire dalla Data di Efficacia, avrai diritto a partecipare all’Executive Health Program della Società, a condizione che tale piano continui ad essere offerto ai dirigenti di simile livello. Le Parti concordano e riconoscono il diritto unilaterale della Società di modificare e/o eliminare tale piano nella sua interezza.	2.6 As of the Effective Date, you will be eligible to participate in the Company’s Executive Health Program, subject to such practice/program continuing to be offered to similarly situated Executives. The parties agree and acknowledge the Company’s ongoing unilateral right to modify and/or eliminate such program in its entirety.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

2.7 Resta inteso tra le Parti che, in aggiunta alla Remunerazione Annua Lorda prevista al paragrafo 2.1 a decorrere dalla Data di Efficacia, solo per il mese di Luglio 2023, avrai diritto a ricevere anche l’incremento retributivo lordo mensile di euro 10.000 previsto con l’addendum al tuo contratto di lavoro sottoscritto in data 3 maggio 2023. Al fine di risolvere ogni dubbio, resta inteso tra le Parti che, dopo il mese di Luglio 2023, non avrai più alcun diritto a ricevere tale incremento retributivo aggiuntivo, in quanto di tale importo si è tenuto conto nella determinazione della Tua nuova Remunerazione Annua Lorda.	2.7 It is understood between the Parties that in addition to receiving the Gross Annual Remuneration specified in section 2.1 as of the Effective Date, you shall for the month of July 2023 only also receive the 10,000 euros gross monthly allowance set forth in the addendum to your employment agreement signed on 3 May 2023. For the avoidance of doubt, it is understood between the Parties that subsequent to July 2023 you shall no longer be entitled to receive such additional allowance, as such amount has been taken into account in the determination of your new Gross Annual Remuneration.

3. Cessazione del rapporto di lavoro	3. Termination of the employment agreement

3.1 In caso di cessazione del rapporto di lavoro come previsto dall’Executive Regular and Change in Control Severance Plan (“Executive Plan”) allegato alla presente sub Allegato B, avrai diritto di ricevere, ai termini e condizioni dell’Executive Plan, dei trattamenti denominati “Severance benefits” (“Incentivo all’Esodo”), ai sensi di quanto previsto agli articoli 3, 4 e 5 del presente accordo.

3.1 In the event of termination of employment as defined in the Executive Regular and Change in Control Severance Plan ("Executive Plan") attached hereto as Annex B, you will be eligible to receive pursuant to the terms and conditions of the Executive Plan the so-called “Severance benefits” (“Severance Incentive”), subject to sections 3, 4, and 5 of this amendment.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

3.2 A condizione che siano rispettati i termini, le condizioni e i patti contenuti nell’Executive Plan, l’Incentivo all’Esodo sarà corrisposto – al netto delle ritenute di legge – subordinatamente (i) alla Tua espressa rinuncia all’impugnazione del licenziamento (ove ne ricorra l’ipotesi) e della conseguente accettazione da parte Tua della risoluzione del rapporto alla data indicata nella relativa comunicazione, nonché (ii) alla sottoscrizione (entro e non oltre 30 giorni dalla cessazione del rapporto) di un verbale di conciliazione ai sensi degli artt. 410 e ss. c.p.c., con il quale, nell’ambito di una transazione generale e novativa di carattere tombale, rinuncerai ad ogni pretesa, azione e/o diritto (anche di carattere risarcitorio) connesso o anche solo occasionato dai rapporti intercorsi (o dalla cessazione a qualsiasi titolo degli stessi) con la Società e/o con qualsivoglia società alla stessa correlata e/o attività comunque resa in favore della Società, anche in relazione ad eventuali cariche sociali o mandati e ai connessi emolumenti, fatto salvo il Tuo diritto al pagamento delle spettanze di fine rapporto, escluso e comunque rinunciato espressamente qualsivoglia ulteriore importo o indennità (incluso a mero titolo esemplificativo l’indennità supplementare ai sensi del CCNL applicabile). L’importo da erogarsi ai sensi del presente articolo, verrà ridotto dell’importo corrispondente all’indennità sostitutiva del preavviso (ove dovuta) ai sensi del CCNL, la quale sarà liquidata separatamente, indicata come tale nel verbale di conciliazione di cui sopra e assoggetta al corrispondente regime contributivo e fiscale. L’Incentivo all’Esodo Ti verrà erogato secondo le modalità previste dall’art. 3 dell’Executive Plan.	3.2 Subject to your ongoing compliance with the terms, conditions, and covenants contained in the Executive Plan, the Severance Incentive will be paid - net of withholding taxes - subject to (i) your express waiver of your right to challenge the dismissal (if applicable) and your consequent acceptance of the termination of the employment relationship on the date indicated in the relevant notice, and (ii) the signing (no later than 30 days after the termination of the employment relationship) of a settlement agreement pursuant to sections 410 et seq. of the Italian Procedure Civil Code, whereby, in the context of a general and novative settlement, you waive any and all claims, actions and/or rights (including those of compensatory nature) connected with or even merely occasioned by the relations entered into (or the termination for any reason whatsoever of the same) with the Company and/or any company related thereto and/or activity in any way carried out in favour of the Company, even in relation to any corporate offices and the related emoluments, without prejudice to your right to payment of the severance pay, excluding and in any event expressly waiving any further amounts or indemnities (including but not limited to the supplementary indemnity pursuant to the NCBA). The amount to be paid pursuant to this section shall be reduced by the amount corresponding to the indemnity in lieu of notice (if due) pursuant to the NCBA, which shall be paid separately, indicated as such in the above-mentioned settlement agreement and subject to tax and social security contribution. The Severance Incentive will be paid to you according to the terms set forth in section 3 of the Executive Plan.

3.3 In mancanza del verificarsi di tali condizioni, Lei non avrà diritto ad alcun trattamento.	3.3. If these conditions are not met, you shall not be entitled to any further treatment.

3.4 Resta inteso che, ai fini dell’Executive Plan, le seguenti definizioni avranno il seguente significato:	3.4 It is understood that, according to the Executive Plan, the following definitions will have the following meaning:

– termination other than for cause: licenziamento in assenza di una giusta causa ai sensi dell’art. 2119 c.c. o in assenza di ragioni di carattere soggettivo rientranti nella nozione di giustificatezza ai sensi del CCNL.

– termination other than for cause: dismissal in the absence of a just cause according to section 2119 of the Italian Civil Code or in the absence of subjective reasons falling within the notion of justification under the NCBA.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Resta inteso che in tutte le altre ipotesi di cessazione del rapporto di lavoro non espressamente menzionate e/o escluse dall’Executive Plan (secondo le accezioni di cui sopra), non avrai diritto a ricevere alcun trattamento.	It is understood that in all other cases of termination of employment not expressly mentioned and/or excluded by the Executive Plan (as defined above), you shall not be entitled to receive any treatment.

3.5 Fermo restando quanto precede, con riferimento a possibili contestazioni che dovessero sorgere in merito all’esistenza del tuo diritto a percepire l’Incentivo all’Esodo, potrai decidere, al momento della cessazione del rapporto di lavoro, di accettare di avvalerti della procedura e della clausola di arbitrato previste dall’articolo 7 dell’Executive Plan, con conseguente rinuncia all’applicazione delle tutele previste dalla normativa italiana.	3.5 Without prejudice to the foregoing, with reference to possible disputes that may arise in relation to your eligibility to receive the Severance Incentive, you may decide, at the termination of your employment relationship, to accept the procedure and the arbitration clause provided for in section 7 of the Executive Plan, with the consequent waiver of the application of the protections provided for by Italian law.

4. Cessazione in seguito a change of control	4. Termination after a change of control event

4.1 In caso di cessazione del rapporto di lavoro in seguito ad un evento di change of control come definito dall’Executive Plan, avrai il diritto di beneficiare, ai termini e condizioni dell’Executive Plan, dei trattamenti denominati “CIC Severance Benefits” (“Incentivo di Change of Control”), ai sensi di quanto previsto ai paragrafi 3, 4 e 5 del presente accordo.

4.1 In the event of termination of employment after a change of control event as defined in the Executive Plan, you will be eligible to receive pursuant to the terms and conditions of the Executive Plan the so-called “CIC Severance Benefits” (“Change in Control Incentive”), subject to sections 3, 4, and 5 of this amendment.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

4.2 A condizione che siano rispettati i termini, le condizioni e i patti contenuti nell’Executive Plan, l’Incentivo di Change of Control sarà corrisposto – al netto delle ritenute di legge – subordinatamente (i) alla Tua espressa rinuncia all’impugnazione del licenziamento (ove ne ricorra l’ipotesi) e della conseguente accettazione da parte Tua della risoluzione del rapporto alla data indicata nella relativa comunicazione, nonché (ii) alla sottoscrizione (entro e non oltre 30 giorni dalla cessazione del rapporto) di un verbale di conciliazione ai sensi degli artt. 410 e ss. c.p.c., con il quale, nell’ambito di una transazione generale e novativa di carattere tombale, rinuncerai ad ogni pretesa, azione e/o diritto (anche di carattere risarcitorio) connesso o anche solo occasionato dai rapporti intercorsi (o dalla cessazione a qualsiasi titolo degli stessi) con la Società e/o con qualsivoglia società alla stessa correlata e/o attività comunque resa in favore della Società, anche in relazione ad eventuali cariche sociali o mandati e ai connessi emolumenti, fatto salvo il Tuo diritto al pagamento delle spettanze di fine rapporto, escluso e comunque rinunciato espressamente qualsivoglia ulteriore importo o indennità (incluso a mero titolo esemplificativo l’indennità supplementare ai sensi del CCNL e l’indennità prevista dal CCNL in caso di change of control). L’importo da erogarsi ai sensi del presente articolo, verrà ridotto dell’importo corrispondente all’indennità sostitutiva del preavviso (ove dovuta) ai sensi del CCNL, la quale sarà liquidata separatamente, indicata come tale nel verbale di conciliazione di cui sopra e assoggetta al corrispondente regime contributivo e fiscale. L’Incentivo di Change of Control Ti verrà erogato secondo le modalità previste dall’articolo 4 dell’Executive Plan.	4.2 Subject to your ongoing compliance with the terms, conditions, and covenants contained in the Executive Plan, the Change in Control Incentive will be paid - net of withholding taxes - subject to (i) your express waiver of your right to challenge the dismissal (if applicable) and your consequent acceptance of the termination of the employment relationship on the date indicated in the relevant notice, and (ii) the signing (no later than 30 days after the termination of the employment relationship) of a settlement agreement pursuant to sections 410 et seq. of the Italian Procedure Civil Code, whereby, in the context of a general and novative settlement, you waive any and all claims, actions and/or rights (including those of compensatory nature) connected with or even merely occasioned by the relations entered into (or the termination for any reason whatsoever of the same) with the Company and/or any company related thereto and/or activity in any way carried out in favour of the Company, even in relation to any corporate offices and the related emoluments, without prejudice to your right to payment of the severance pay, excluding and in any event expressly waiving any further amounts or indemnities (including but not limited to the supplementary indemnity and the change of control indemnity provided by the NCBA). The amount to be paid pursuant to this section shall be reduced by the amount corresponding to the indemnity in lieu of notice (if due) pursuant to the NCBA, which shall be paid separately, indicated as such in the above-mentioned settlement agreement and subject to tax and social security contribution. The Change in Control Incentive will be paid to you according to the terms set forth in section 4 of the Executive Plan.

4.3 In mancanza del verificarsi di tali condizioni, Lei non avrà diritto ad alcun trattamento.	4.3 If these conditions are not met, you shall not be entitled to any further treatment.

4.4 Resta inteso che, ai fini dell’Executive Plan, le seguenti definizioni avranno il seguente significato:	4.4 It is understood that, according to the Executive Plan, the following definitions will have the following meaning:
– termination/resignation for good reason: dimissioni per giusta causa accertata con sentenza passata in giudicato;	– termination/resignation for good reason: resignation for just cause, established by a final judgement;
– termination other than for cause: licenziamento in assenza di una giusta causa ai sensi dell’art. 2119 c.c. o in assenza di ragioni di carattere soggettivo rientranti nella nozione di giustificatezza ai sensi del CCNL.

– termination other than for cause: dismissal in the absence of a just cause according to section 2119 of the Italian Civil Code or in the absence of subjective reasons falling within the notion of justification under the NCBA.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Resta inteso che in tutte le altre ipotesi di cessazione del rapporto di lavoro non espressamente menzionate e/o escluse dall’Executive Plan (secondo le accezioni di cui sopra), non avrai diritto a ricevere alcun trattamento.	It is understood that in all other cases of termination of employment not expressly mentioned and/or excluded by the Executive Plan (as defined above), you shall not be entitled to receive any treatment.

4.5 Fermo restando quanto precede, con riferimento a possibili contestazioni che dovessero sorgere in merito al riconoscimento dell’Incentivo di Change of Control, potrai decidere, al momento della cessazione del rapporto di lavoro, di accettare di avvalerti della procedura e della clausola di arbitrato previste dall’articolo 7 dell’Executive Plan in caso di contestazioni, con conseguente rinuncia all’applicazione delle tutele previste dalla normativa italiana.	4.5 Without prejudice to the foregoing, with reference to possible disputes that may arise in relation to the recognition of the Change in Control Incentive, you may decide, at the termination of your employment relationship, to accept the procedure and the arbitration clause provided for in section 7 of the Executive Plan, with the consequent waiver of the application of the protections provided for by Italian law.

5. Patto di non concorrenza con opzione	5. Non-competition covenant with option

5.1 Ai sensi dell’art. 1331 c.c., alla Società è concessa un’opzione irrevocabile (“Opzione”) – da esercitarsi al più tardi entro la data di cessazione del rapporto di lavoro – che consente alla stessa di avvalersi del seguente patto di non concorrenza (“PNC”). In caso di esercizio dell’Opzione:

5.1. Pursuant to section 1331 of the Italian Civil Code, the Company is granted an irrevocable option ("Option") - to be exercised no later than the date of termination of employment - which allows the Company to avail itself of the following non-competition agreement ("NCA"). In the event of exercise of the Option:

(a) ai sensi dell’articolo 2125 c.c., nei termini e alle condizioni qui di seguito indicate, Ti impegni a non prestare la Tua opera lavorativa – in qualsiasi forma, incluso, a titolo esemplificativo e non esaustivo, in qualità di amministratore, dipendente, consulente, collaboratore, agente, socio con responsabilità limitata o illimitata, associato, direttamente o indirettamente, nemmeno per il tramite di interposta persona o società affiliate, collegate o controllate ai sensi dell’articolo 2359, comma 1 c.c., in proprio o per conto di terzi, a titolo oneroso o gratuito – a favore di soggetti che operino nel settore in cui operano la Società e il gruppo., ovvero fornitura di servizi di test/collaudo, ispezione e certificazione, prevalentemente relativi alla sicurezza di prodotti e registrazioni di sistemi di qualità, nonché di prodotti software e di servizi di consulenza ai clienti (“Attività Rilevante”);

(a) pursuant to section 2125 of the Italian Civil Code, under the terms and conditions set forth below, you undertake not to provide your services - in any form, including, without limitation, as a director, employee, consultant, collaborator, agent, partner with limited or unlimited liability, associate, directly or indirectly, not even through a third party or affiliated, associated or subsidiary companies pursuant to section 2359, paragraph 1 of the Italian Civil Code on their own behalf or on behalf of third parties, for a consideration or free of charge - in favour of parties operating in the sector in which the Company and the group operate, and namely providing testing, inspection and certification services predominantly pertaining to product safety and quality system registrations, as well as the software products and advisory offerings provided to customers (“Relevant Activity”)

(b) il PNC avrà durata di 12 mesi a decorrere dalla data di cessazione del rapporto di lavoro, per qualsivoglia causa o motivo la stessa sia intervenuta;	(b) the NCA will last for 12 months from the date of termination of employment, for whatever cause or reason;

UL.com/Solutions	UL LLC © 2023. All rights reserved.

(c) il PNC opera quanto all’Attività Rilevante nell’ambito dei seguenti territori: Stati Uniti d’America, Cina e Italia (“Territorio Rilevante”). Il Territorio Rilevante dovrà intendersi riferito anche al luogo in cui sarà da Te svolta, sotto qualunque forma, l’attività lavorativa e quello in cui la stessa produrrà i suoi effetti, prescindendo dalla Tua presenza fisica, permanente o temporanea, nel Territorio Rilevante in tutti quei casi in cui vi fosse una dissociazione tra il luogo in cui l’attività è eseguita e il luogo in cui la stessa produce effetto;

(c) the NCA operates in respect of the Relevant Activity within the following territories: United States of America, China and Italy ("Relevant Territory"). The Relevant Territory shall also be deemed to include the place where the work will be performed by you, in whatever form, and the place where it will produce its effects, irrespective of your physical presence, permanent or temporary, in the Relevant Territory in all those cases where there is a dissociation between the place where the activity is performed and the place where it produces its effects;

(d) as consideration for the non-competition obligations assumed by you pursuant to this NCA, the Company shall pay you a gross annual amount equal to 40% of the gross annual remuneration that you will be receiving at the time of termination of the employment (therefore excluding from the basis of calculation any variable remuneration of any nature as well as the value of the benefits recognised) ("Consideration"). The Consideration shall be paid, in arrears, on a monthly basis of equal amount, by means of a bank transfer to the bank account in your name and already known to the Company, or to the different bank account in your name that you should communicate in writing to the Company. Payment of the first instalment shall be made by the end of the month following the date of termination.

(d) quale corrispettivo delle obbligazioni di non concorrenza da Te assunte a norma del presente PNC, la Società Ti riconoscerà, un importo lordo annuo pari al 40% della retribuzione annua lorda che Lei starà percependo al momento della cessazione del contratto (esclusi dunque dalla base di calcolo eventuali compensi variabili di qualsiasi natura nonché il valore dei benefit riconosciuti) (“Corrispettivo”). Il Corrispettivo sarà pagato, in via posticipata con cadenza mensile di pari importo, mediante bonifico bancario sul conto corrente a Te intestato e già noto alla Società, o sul diverso conto corrente a Te intestato che dovessi comunicare per iscritto alla Società. Il pagamento della prima rata verrà effettuato entro la fine del mese successivo alla data di cessazione del rapporto.

5.3 By signing this amendment, which includes the NCA, you agree that the aforesaid Consideration has been agreed pursuant to section 2125 of the Civil Code, taking into account the possibilities that you will have to find a new and qualified employment, the specificity of the Relevant Activity and of the relevant intermediate steps and of the Relevant Territory - also with respect to the set of duties that are assigned to you and to your skills - and, therefore, the permanence of a margin of opportunity to enter into agreements or employment contracts that allow you to carry out, in favor of other economic entities or on your own, your working activity during the term of the NCA. The consideration for granting the option has already been assessed in the determination of the Gross Annual Remuneration.
5.3 Con la sottoscrizione del presente accordo che include il PNC, sei concorde nel riconoscere che il Corrispettivo di cui sopra è stato pattuito ai sensi dell’articolo 2125 c.c., tenendo conto delle possibilità che avrai di trovare un nuovo e qualificato impiego, della specificità dell’Attività Rilevante e delle relative fasi intermedie e del Territorio Rilevante – anche rispetto al complesso delle mansioni che Ti sono assegnate e delle Tue competenze – e, quindi, del permanere di un margine di opportunità di stipulare accordi o contratti di lavoro che Ti consentano di svolgere, a favore di altri soggetti economici o in proprio, la Tua attività lavorativa durante la vigenza del PNC. Il corrispettivo per la concessione dell’opzione è già stato valutato nella determinazione della Remunerazione Annua Lorda.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

5.4 The Parties mutually acknowledge that: (i) the restrictions contained in section 5.2 respond to reasonable needs to protect the Company's interests, in consideration of your strategic role, and (ii) violation of these provisions could cause irreparable or indeterminable damage to the Company.
5.4 Le Parti si danno reciprocamente atto del fatto che: (i) le restrizioni contenute al paragrafo 5.2 rispondono a ragionevoli necessità di protezione degli interessi della Società, in considerazione del Tuo ruolo strategico, e (ii) la violazione di tali previsioni potrebbe causare danni irreparabili o indeterminabili alla Società.

5.5 In the event of any breach by you of the non-competition undertakings set forth in this NCA, you shall pay to the Company, pursuant to section 1382 of the Italian Civil Code, by way of penalty, a sum equal to 100% (one hundred per cent) of the last annual remuneration determined pursuant to section 2121 of the Italian Civil Code plus all the amounts paid to you as Severance Incentive or Change in Control Incentive, without prejudice to compensation for greater damages and any and all remedies provided by law to protect the Company. By signing this agreement, the parties acknowledge as of now the appropriateness of the penalty.
5.5 In caso di violazione da parte Tua degli impegni di non concorrenza di cui al presente PNC, dovrai corrispondere alla Società, ai sensi dell’articolo 1382 del codice civile, a titolo di penale, una somma pari al 100% (cento per cento) dell’ultima retribuzione annuale determinata ai sensi dell’articolo 2121 c.c. oltre a tutto quanto ricevuto a titolo di Incentivo all’Esodo o Incentivo Change of Control, fatto salvo il risarcimento del maggior danno e ogni rimedio di legge a tutela della Società. Con la sottoscrizione del presente accordo, le parti riconoscono sin d’ora la congruità della penale.

5.6 In order to allow the verification of the exact fulfilment of the obligations assumed by you with this NCA, you undertake to communicate in writing to the Company, with a prior notice of at least 30 days and, in any case, as soon as possible, any work or collaboration activity that you intend to perform during the period of effectiveness of the NCA, as well as any subsequent modification or variation of such activities. The communication to the Company of false information shall also constitute a breach of the obligation to provide information provided herein. Without prejudice to the provisions of the preceding paragraph, in the event of breach of the information obligations herein provided, you shall be obliged to pay to the Company, pursuant to section 1382 of the Italian Civil Code, by way of a penalty, an amount equal to Euro 100.00 for each day of delay in communication, without prejudice, however, to the Company's right to compensation for greater damages and to any action, including precautionary actions, to protect the Company. By signing this NCA, the parties hereby acknowledge the appropriateness of the penalty.
5.6 Al fine di consentire la verifica dell’esatto adempimento delle obbligazioni da Te assunte con il presente PNC, Ti impegna a comunicare per iscritto alla Società, con un preavviso di almeno 30 giorni e, comunque, non appena possibile, qualsiasi attività lavorativa o di collaborazione che intendi prestare durante il periodo di efficacia del PNC, così come qualsiasi successiva modifica o variazione di tali attività. Costituisce violazione dell’obbligo di informazione quivi previsto anche la comunicazione alla Società di notizie false. Fermo restando quanto previsto al precedente paragrafo, in caso di violazione degli obblighi di informazione di cui al presente paragrafo, Ti obblighi a corrispondere alla Società, ai sensi dell’articolo 1382 c.c., a titolo di penale, un importo pari a euro 100,00 per ogni giorno di ritardo nella comunicazione, fatto comunque salvo il diritto della Società al risarcimento del maggior danno e a qualsivoglia azione, anche cautelare, a tutela della Società. Con la sottoscrizione del presente PNC le parti riconoscono sin d’ora la congruità della penale.

5.7 Resta inteso che, in caso di mancato esercizio dell’Opzione, le Parti non saranno vincolate dagli obblighi di cui al presente articolo.
5.7 It is understood that, in the event that the Option is not exercised, the Parties shall not be bound by the obligations set forth in this section.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

5.8 Con il presente PNC le Parti intendono sostituire integralmente quanto disposto al paragrafo 9 lett. (c) dell’Executive Plan, con espresso riconoscimento che le restanti disposizioni del paragrafo 9 dell’Executive Plan rimarranno valide, applicabili ed in pieno vigore
5.8 With this NCA, the Parties intend to entirely replace the provisions of paragraph 9 lett. c) of the Executive Plan, but affirmatively acknowledge the remaining provisions of paragraph 9 of the Executive Plan remail valid, enforceable, and in full force and effect.

***
Per quanto non espressamente previsto nel presente accordo restano confermate le attuali condizioni di assunzione. Resta inteso che l’addendum al Tuo contratto di lavoro sottoscritto in data 3 maggio 2023, deve intendersi integralmente sostituito e superato dal presente accordo.	***
For anything not expressly provided for in this amendment, the current employment conditions are confirmed. It is understood that the addendum to your employment contract signed on 3 May 2023, shall be deemed to be entirely superseded by this amendment.

Il presente accordo è stipulato in italiano e inglese. Resta inteso che, in caso di conflitto, la versione in italiano prevarrà.
This amendment is drafted in both Italian and English. It is understood that, in case of conflict, the Italian language version shall prevail.
Qualora il presente accordo rifletta le intese raggiunte, Ti chiediamo di volerci restituire copia della stessa sottoscritta per ricevuta ed accettazione.
If this amendment reflects the agreements reached, we ask you to return a copy of the same signed for receipt and acceptance.
Le Parti convengono e riconoscono che il presente accordo può essere redatto in duplice copia, ognuna delle quali sarà considerata un originale ed entrambe insieme costituiranno un unico e uguale strumento.
The Parties agree and acknowledge this amendment may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

UL International Italia S.r.l.	UL International Italia S.r.l.

/s/Alberto Uggetti	/s/Alberto Uggetti
Per ricevuta e piena accettazione del contenuto Alberto Uggetti	For receipt and full acceptance of the content Alberto Uggetti

Ai sensi dell’articolo 1341, comma 2 c.c. il signor Alberto Uggetti dichiara di accettare espressamente la clausole 3 (Cessazione del rapporto di lavoro), 4 (Cessazione in seguito a change of control), 5 (Patto di non concorrenza con opzione).	Pursuant to section 1341, paragraph 2 of the Italian Civil Code, Mr. Alberto Uggetti declares his express acceptance of clauses 3 (Termination of the employment relationship), 4 (Termination after a change of control event), 5 (Non-competition covenant with option).

Per piena accettazione del contenuto Alberto Uggetti	For full acceptance of the content Alberto Uggetti

UL.com/Solutions	UL LLC © 2023. All rights reserved.

/s/Alberto Uggetti	/s/Alberto Uggetti

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Allegato A / Annex A
Executive Vice President and Chief Commercial Officer
Job description
The Chief Commercial Officer (CCO) is responsible for unifying commercial and marketing strengths to enable a global go-to-market strategy for UL Solutions. Accountable for setting and tracking commercial metrics, overseeing sales operations and commercial excellence, and providing inspirational leadership to the team, the CCO will serve as a key member of the leadership team and report directly to the CEO. The role places a premium on strategic, inspirational leadership, culture-carrying behavior and a deep commitment to superior execution.
The CCO is responsible for organizing, directing and coordinating the company’s commercial activities in order to ensure delivery of the company’s growth objectives. The CCO is similarly responsible for developing and executing a strategy of growth. The CCO is also responsible for building relationships, both internally across UL Solutions, as well as externally with customers and industry bodies.

Strategy Setting	Establish the commercial and marketing strategy for the enterprise in line with the overall corporate and business strategy.
In cooperation across the company, sets the global accounts strategy and planning to drive revenue growth for the named accounts.
Responsible for sales and account management operations and pricing governance.
Incubate and support smaller market sales efforts.
Understand industry trends, emerging technologies and customer needs as they relate to regional and local strategies.

Financial Targets	Responsible for meeting and exceeding revenue targets from the executive team.
Set and track commercial metrics, monitor pipeline and anticipate and address any risks to ensure the commercial team is on target to meet results.

Operations	Oversee sales operations to include tools, process, pricing and SIP.
Manages the global accounts team across the globe to meet revenue and adjusted operating income targets.
Provide oversight for commercial excellence across sales, marketing and regions.
Provide pricing guidance across portfolio.
Ensure the right commercial systems and tools are in place, including CRM, sales and marketing tracking, etc.
Ensure the right talent is in place to support the needs of the business.

Board and Company Relations	Provide input on long-term strategy plans along with the President TIC and EVP, Enterprise & Advisory.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

External Stakeholder Interaction	Develop and maintain relationships with clients to understand the organization’s strategy, goals and struggles.
Anticipate and address future client problems.
Gather feedback from clients about their satisfaction with the partnership and areas for improvement.
Network externally through business associations and customers.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Allegato B / Annex B
UL SOLUTIONS INC.
EXECUTIVE REGULAR AND CHANGE IN CONTROL SEVERANCE PLAN
(Amended and Restated Effective February 21, 2023)
The purpose of this UL Solutions Inc. Executive Regular and Change in Control Severance Plan (the “Plan”) is to encourage certain senior-level executives of UL Solutions Inc., a Delaware corporation (formerly known as UL Inc. and referred to hereinafter as the “Company”), and its Participating Affiliates (together, the Company and its Participating Affiliates, referred to herein as “ULS”) to remain employed with ULS by providing severance protections in the event their employment is terminated under the circumstances described in this Plan. The Plan was originally approved by the Human Capital and Compensation Committee (formerly, the Compensation Committee) of the Company’s Board of Directors (the “Committee”) on February 25, 2020. This Plan is amended and restated effective February 21, 2023 (the “Effective Date”). Participants in this Plan shall be selected in accordance with Section 2.
SECTION 1.    Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
“409A Penalties” shall have the meaning set forth in Section 8.
“AAA” shall have the meaning set forth in Section 7(i).
“Accrued Rights” shall mean the Participant’s earned but unpaid annual base salary, accrued but unused vacation (to the extent ULS’s policies permit or require payment) and any unreimbursed business expenses properly incurred pursuant to ULS’s policies through the Participant’s Termination Date.
“Acceptance Agreement” shall mean the Plan’s Acceptance Agreement attached hereto as Exhibit A.
“Affiliate(s)” shall mean any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that directly or indirectly controls, is controlled by or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract or otherwise.
“Annual Incentive Plan” shall mean the UL Solutions Inc. All Employee Incentive Plan (effective January 1, 2019), as such plan or any successor plan thereto is then in effect.
“Base Salary” shall mean the Participant’s annual base salary as in effect immediately prior to such Participant’s Termination Date (excluding the effect of any reduction that constitutes Good Reason).
“Beneficiary” shall mean the Participant’s surviving spouse, or if there is no surviving spouse at the time of the Participant’s death, such Participant’s estate (or such other as may be required by applicable non-U.S. law, as determined by the Committee).
“Board” shall mean the Board of Directors of the Company.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

“Cause” shall mean (a) the Participant’s refusal to perform, or disregard of, the Participant’s duties or responsibilities or specific directives of the officer or other executive of ULS to whom the Participant reports; (b) the Participant’s willful, reckless or grossly negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of ULS, or that compromise the safety of any employee or other person; (c) the Participant’s act of fraud, embezzlement or theft in connection with the Participant’s duties to ULS or in the course of his or her employment or service, or the Participant’s commission of a felony or any crime involving dishonesty or moral turpitude; (d) the Participant’s material violation of the policies or standards (as in effect from time to time) of, or any statutory or common law duty of loyalty to, ULS; or (e) any material breach by the Participant of any written employment agreement between the Participant and any member of ULS or one or more noncompetition, nonsolicitation, confidentiality or other restrictive covenants to which the Participant is subject.
“Change in Control” shall mean:
(a)    the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined voting power of the Company’s then outstanding voting securities;
(b)    the consummation of a reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, in each case with respect to which Persons who held equity interests in the Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an initial public offering of the Company’s voting securities pursuant to an effective registration statement under the Exchange Act shall not constitute a Change in Control hereunder; or
(c)    the date that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), no longer constitute at least a majority of the Board for any reason; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election, was approved either by the vote of at least a majority of (i) the directors then comprising the Incumbent Board or (ii) the combined voting power of the then outstanding securities of the Company then held by Underwriters Laboratories Inc., shall be deemed a member of the Incumbent Board.
“CIC Severance Benefits” shall mean the severance benefits under Section 4.
“CIC Severance Multiple” shall mean 2.0x for a Tier 1 Participant and 1.25x for a Tier 2 Participant.
“CIC Severance Period” shall mean a period of 24 months following the Termination Date for a Tier 1 Participant and a period of 15 months following the Termination Date for a Tier 2 Participant.
“Claimant” shall have the meaning set forth in Section 7(c).
“Class Claims” shall have the meaning set forth in Section 7(i).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Subsidy Period” shall have the meaning set forth in Section 3(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

“Committee” shall have the meaning set forth in the Preamble.
“Company” shall have the meaning set forth in the Preamble.
“Competing Organization” shall have the meaning set forth in Section 9(c).
“Competing Products” shall have the meaning set forth in Section 9(c).
“Confidential Information” shall have the meaning set forth in Section 9(a).
“Disability” shall mean a physical or mental condition that would cause a Participant to be eligible to receive long-term disability benefits under the UL LLC Salary Continuation Benefit component of the UL LLC Welfare Benefits Plan (the “LTD Program”), as in effect from time to time, assuming for purposes of this Plan only that the Participant has otherwise satisfied all applicable eligibility requirements for participation in the LTD Program.
“Effective Date” shall have the meaning set forth in the Preamble.
“Eligible Employee” shall mean a regular full-time salaried employee of ULS who a member of is a select group of management or highly compensated employees of ULS.
“Employment” shall mean employment with any member of ULS.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Good Reason” shall mean the Participant’s resignation from employment with ULS as a result of one or more of the following reasons, in each case, without the consent of the Participant: (a) the amount of the Participant’s base compensation is materially reduced; (b) ULS materially and adversely changes the Participant’s authority, duties or responsibilities or materially reduces the authority, duties or responsibilities of the supervisor to whom the Participant is required to report (including the requirement that the Participant report to an officer or executive instead of the Board); (c) a material breach by ULS of the terms of any employment agreement between ULS and the Participant; or (d) ULS changes Participant’s place of work to a location more than fifty (50) miles from the Participant’s present place of work; provided, however, that no Good Reason shall exist unless (i) the Participant provides written notice to ULS detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, (ii) ULS does not remedy the circumstances alleged to constitute Good Reason within thirty (30) calendar days following receipt of such written notice and (iii) the Participant terminates employment no later than ninety (90) calendar days following the first occurrence of such circumstances. For the avoidance of doubt, the occurrence of a Change in Control shall not itself constitute Good Reason.
“Inventions or Developments” shall have the meaning set forth in Section 9(b).
“LTIP” shall mean the UL Solutions Inc. Long-Term Incentive Plan, as such plan or any successor plan thereto is then in effect.
“Participant” shall mean any employee of ULS selected by the Committee to participate in the Plan in accordance with Section 2 and who is listed on Exhibit C.
“Participating Affiliate” shall mean an Affiliate that is a direct or indirect subsidiary of the Company.
“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture or other entity or organization.
“Plan” shall have the meaning set forth in the Preamble.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

“Protected Contact” shall have the meaning set forth in Section 9(d).
“Protection Period” shall mean the period commencing on the date a Change in Control occurs, if any, and ending on the second anniversary of such date, if any.
“Reduced Amount” shall have the meaning set forth in Section 6.
“Release” shall mean a release reasonably acceptable to ULS and in a form substantially similar to the Confidential Separation Agreement and General Release attached hereto as Exhibit B.
“Restricted Period” shall have the meaning set forth in Section 9(c). “Severance Benefits” shall mean the severance benefits under Section 3.
“Severance Multiple” shall mean 1.75x for a Tier 1 Participant and 1.0x for a Tier 2 Participant.
“Severance Period” shall mean a period of 21 months following the Termination Date for a Tier 1 Participant and a period of 12 months following the Termination Date for a Tier 2 Participant.
“Statutory Severance Pay” shall mean any amounts to be paid to an Eligible Employee by ULS or by a governmental entity because of or in connection with the Eligible Employee’s termination of Employment (including, but not limited to, the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101 et seq.) or similar federal, state or local law to which the Eligible Employee’s employment is subject (“Applicable Law”), including without limitation, (a) payments made to an Eligible Employee while he or she remains on the payroll as an Employee to satisfy a requirement of Applicable Law to give notice prior to a termination of Employment, except for any such payments made to such Eligible Employee for any period during which he or she actually performs services for ULS; or (b) to the extent such notice is not given, payments made to an Eligible Employee in lieu of such notice to satisfy any financial obligation of ULS arising by its failure to give such notice. Statutory Severance Pay does not constitute Severance Benefits or CIC Severance Benefits pursuant to Section 4 or 5.
“Target Bonus” shall mean the Participant’s target annual incentive bonus compensation under the Annual Incentive Plan for the fiscal year in which the Termination Date occurs.
“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment.
“Tier 1 Participant” shall mean an individual who is, at the relevant time, the Chief Executive Officer of the Company.
“Tier 2 Participant” shall mean an individual who is, at the relevant time, a Participant who is not a Tier 1 Participant.
“ULS” shall have the meaning set forth in the Preamble.
SECTION 2.    Eligibility and Participation. The Committee shall from time to time select and designate Eligible Employees to participate in this Plan as a Tier 1 Participant or a Tier 2 Participant and/or rescind a prior selection and designation made pursuant to this Section 2, in each case, in the Committee’s sole discretion. An Eligible Employee selected to participate in this Plan shall not become a Participant unless such Eligible Employee executes and delivers an Acceptance Agreement to the Company within thirty (30) calendar days of being notified of his or her selection to participate in this Plan (which period may be extended in the sole discretion of the Committee). A description or list of Eligible Employees selected by the Committee as Participants in the Plan from time to time, their positions and their Tier 1 or 2 designation, is contained in Exhibit C hereto. An Eligible Employee shall not be entitled to receive Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4 unless he or she is a Participant as of his or her Termination Date. For the avoidance of doubt, the continued participation of each Eligible Employee described or identified in Exhibit C in the event of a change to such Eligible

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Employee’s position (a) as then expressly listed in Exhibit C, or (b) such that the Eligible Employee’s new position is not among those described or broadly identified in Exhibit C, is subject to the express approval thereof by the Committee.
SECTION 3.    Regular Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if outside of the Protection Period, a Participant’s Employment is involuntarily terminated by ULS other than for Cause, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 3 (collectively, the “Severance Benefits”):
(a)    Cash Severance Pay. An amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus, beginning within 90 days of the Participant’s Termination Date payable in substantially equal installments over the Severance Period (no less frequently than monthly).
(b)    Pro-Rata Bonus. If the Participant has been employed for at least six months of the applicable annual performance period, an amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)    Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees (i.e., the applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees) for a period equal to the lesser of (i) the Severance Period and (ii) 18 months following the Participant’s Termination Date (the “COBRA Subsidy Period”); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, ULS’s obligations under this Section 3(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to ULS. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)    LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)    Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).
If a Participant dies during the Severance Period after a termination under circumstances described in this Section 3, any unpaid amounts payable to Participant under this Section 3 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to Severance

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 3.
SECTION 4.    Change in Control Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if during the Protection Period either ULS terminates the Participant’s Employment other than for Cause or the Participant resigns for Good Reason, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 4 (collectively, the “CIC Severance Benefits”):
(a)    Cash Severance Pay. A lump sum cash payment equal to the product of (i) the Participant’s CIC Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus payable within 90 days following the Participant’s Termination Date.
(b)    Pro-Rata Bonus. An amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)    Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees for the COBRA Subsidy Period (i.e., applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 4(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to the Company. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)    LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)    Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).
If a Participant dies during the CIC Severance Period after a termination under circumstances described in this Section 4, any unpaid amounts payable to Participant under this Section 4 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to CIC Severance Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 4.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

SECTION 5.    Conditions; Release of Claims; Compliance with Restrictive Covenants.
(a)    For the avoidance of doubt, a Participant shall not be eligible to receive the Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4 if:
(i)    The Participant’s Employment terminates due to any reason other than as set forth in Section 3 or 4, including the Participant’s death or Disability, termination by ULS for Cause, voluntary termination by the Participant other than for Good Reason, and, in the case of Severance Benefits under Section 3, voluntary termination by the Participant for Good Reason;
(ii)    The Participant fails to remain employed through his or her last day of Employment as established by ULS and communicated to the Participant (e.g., the Participant dies, retires, quits, resigns or otherwise abandons his or her job on or before the last day of Employment established by ULS), unless the Company approves in writing such earlier termination of Employment;
(iii)    The Participant accepts any other position within the Company or with an Affiliate in connection with or following the Participant’s termination of Employment;
(iv)    The Participant is offered a comparable position with the Company or an Affiliate on or before his or her Termination Date, regardless of whether the Participant accepts such position; or
(v)    The Plan is terminated.
(b)    In order for the Participant to receive the Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4, the Participant must (i) execute and deliver a Release and such Release must be effective and irrevocable within 60 days following the Participant’s Termination Date; and (ii) comply with all obligations and restrictive covenants contained in Sections 9 and 11(j) herein (or in any other agreement entered into by the Participant and ULS).
SECTION 6.    Code 280G.
Notwithstanding anything to the contrary contained in this Plan, in the event that it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by ULS to or for the benefit of the Participant (whether pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to a Participant under this Plan shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the Participant with respect thereto) of the unreduced payments and benefits payable to the Employee. If the payments and benefits payable under this Plan are required to be reduced pursuant to this Section 6, there shall be no discretion in the ordering of the payments payable under this Plan so reduced, and such reductions shall be applied first to the amount of cash severance payments under Sections 3 or 4 (in inverse order of when payments would have been made), and if further reductions are necessary, such reduction shall be applied on a prorated basis to all the other payments and benefits payable under this Plan. For the avoidance of doubt, in no event shall ULS be responsible for any excise taxes payable under Section 4999 of the Code.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

SECTION 7.    Administration of Plan; Claims Procedure.
(a)    General. Except as specifically provided herein, this Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this Plan to designated individuals or committees.
(b)    Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan. The Committee or its representative(s) shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on Participants and ULS. Any variations from this Plan may be made only by the Committee in its sole discretion. Benefits under this Plan shall be paid only if the Committee decides in its discretion that a Participant or other Person is entitled to them.
(c)    Filing a Claim. If a Participant (or Beneficiary) feels he or she has been improperly denied benefits under this Plan, he or she may file a claims for benefits under this Plan (the “Claimant”). Any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 11(a). All claims relating to this Plan must be filed within 90 days of the date on which the payment of benefits (in whole or in part) is claimed to have been due or payable, unless the Committee otherwise specifies in writing. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after ULS’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.
(d)    Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e)    Right to Appeal. If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the

UL.com/Solutions	UL LLC © 2023. All rights reserved.

Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f)    Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g)    Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all Persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all Persons for all purposes. Any notice and decisions by the Committee under this Section 7 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).
(h)    Statute of Limitations. No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above. No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on legal claims for all benefits available under this Plan shall apply in any forum (including arbitration) where such legal action is initiated.
(i)    Arbitration. A Claimant who has followed the procedures in this Section 7, but who has not obtained full or satisfactory relief on his or her claim for benefits, may, within the applicable statute of limitations in Section 7(h), apply in writing to the Committee for binding arbitration of his or her claim in Chicago, Illinois, before a sole arbitrator selected by mutual agreement of Claimant and ULS, or, if the parties are unable to agree to an arbitrator, under the procedures of the American Arbitration Association (“AAA”). Claimant and ULS agree that any claim, dispute or controversy between Claimant and ULS, whether arising out of or relating to this Plan or otherwise, that has not been resolved in accordance with this Section 7, shall be submitted and resolved by final and binding arbitration administered by the AAA in accordance with its Employment Arbitration Rules and Mediation Procedures then in effect. Any and all claims and disputes shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, private attorney general or other similar proceeding (“Class Claims”). Claimant and ULS each hereby waives Claimant’s or its respective right to bring, prosecute,

UL.com/Solutions	UL LLC © 2023. All rights reserved.

participate in or benefit from any such Class Claim, and agrees that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Seeking any such interim relief shall not be deemed a waiver of either party’s right to compel arbitration. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without ULS’s prior written consent. In any proceeding to enforce the terms of the Plan, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.
SECTION 8.    Section 409A.
This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Participants pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), ULS may amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall ULS be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of Employment,” such term shall be deemed to refer to a Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to such Participant (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon such Participant’s separation from service and (c) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of the Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by ULS under any applicable expense reimbursement policy, and shall be paid to the Participant within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

SECTION 9.    Covenants. Each Participant acknowledges that as a condition of and in consideration for eligibility to participate in the Plan and receive benefits hereunder, the Participant must agree to be bound by the restrictive covenants contained in this Section 9.
(a)    Confidential Information. Subject to Section 11(m) below, the Participant will not, at any time during Employment or thereafter, make use of or disclose, directly or indirectly, or take any action which may result in the use or disclosure of, to any Person, other than ULS, (i) the terms of this Plan, (ii) any trade secret or confidential or other information of ULS or its customers that is not generally known to the public, or (iii) other confidential competitive, pricing, marketing, technical, business, proprietary or financial information relating or belonging to ULS or its customers, in each case, that the Participant obtained as a result of Participant’s Employment or association with ULS, in each case, whether in hard copy, electronic format, in the Participant’s head or derivations thereof or any copy or notes made from any item embodying such information (collectively, “Confidential Information”), except to the extent that such Confidential Information (A) is used by the Participant in the proper performance of the Participant’s job duties for ULS, (B) is disclosed by the Participant to the Participant’s legal counsel in connection with legal services performed for the Participant by such counsel, provided that such disclosure is made on a confidential basis, (C) is or becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by the Participant outside the proper performance of the Participant’s job duties for ULS or breach by another Person of some other obligation of which the Participant is aware, or (D) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Participant first promptly notifies ULS of any such legal requirement to allow ULS to seek appropriate protection prior to disclosure. Immediately upon demand or promptly following the Participant’s termination by either party for any or no reason, the Participant will return to ULS all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Participant may then possess or have under the Participant’s control (together with all copies thereof).
(b)    Assignment of Inventions. The Participant shall assign and convey all right, title, and interest in and to any and all Inventions or Developments (as defined below) to ULS. The Participant shall cooperate to the extent requested by ULS to formalize any assignments, applications or other documents necessary to assist ULS in seeking or enforcing any intellectual property related to any Inventions or Developments (as defined below). For the avoidance of doubt, ULS owns the sole and exclusive right, title and interest in and to any and all Inventions or Developments (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. As used in this Plan, “Inventions or Developments” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment by ULS and that relate to ULS or its respective businesses, or to ULS’s actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment with ULS and that are made through the use of any ULS equipment, facilities, supplies, trade secrets or time, or that result from any work performed for ULS, and (iii) any part or aspect of any of the foregoing. ULS’s right, title and

UL.com/Solutions	UL LLC © 2023. All rights reserved.

interest in and to the Inventions or Developments includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Inventions or Developments without any payment of any kind to the Participant. The Inventions or Developments shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. At the request of ULS, the Participant will promptly and fully disclose to ULS all Inventions or Developments, whether or not they are patentable, copyrightable or subject to trade secret protection. Notwithstanding the foregoing, any right of ULS or assignment by the Participant as provided in this Section 9(b) shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of ULS were used and which were developed entirely on the Participant’s own time, unless (A) the Inventions or Developments relate to the business conducted by ULS or the actual or demonstrably anticipated research or development of ULS or (B) the Inventions or Developments result from any work performed by the Participant for ULS.
(c)    Non-Compete. During the Participant’s Employment with ULS, and for a period equal to (i) one (1) year following the Participant’s Termination Date if the Participant is not entitled to or receiving payments or benefits under this Plan or (ii) if the Participant is entitled to or receiving payments or benefits under this Plan, the CIC Severance Period or the Severance Period (as applicable), (the period in clause (i) or (ii), as applicable, the “Restricted Period”), the Participant will not in any manner, directly or indirectly, through any Person, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any Person or otherwise, (A) engage or be engaged, or assist any other Person in engaging or being engaged, in a Competing Organization (defined below), or (B) perform services or provide products involving a Competing Organization to any Person in a capacity that is competitive with ULS, in each case, in any geographic area, both within and without the United States, in which any member of ULS is currently and was conducting such business at the Participant’s Termination Date (the “Territory”). “Competing Organization” means Persons, including the Participant, engaged in currently or within the 12-month period prior to the Participant’s Termination Date, or about to become engaged in, research, development, production, distribution, marketing, providing or selling of Competing Products in any of the geographic areas in which ULS does business. “Competing Products” means products, processes, or services of any Person other than ULS, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services with which the Participant worked during the last three years of the Participant’s Employment or about which the Participant possesses Confidential Information through the Participant’s work with ULS.
(d)    Non-Solicit. During the Restricted Period, the Participant will not in any manner, directly or indirectly: (i) induce, solicit, or attempt to persuade any employee or other agent of ULS to terminate or abandon his or her or its employment or other relationship with ULS for any purpose whatsoever; (ii) hire, employ, or offer employment to any person with whom the Participant worked, managed, or oversaw, directly or indirectly, during the last three years of the Participant’s employment with ULS, or about whom the Participant possesses Confidential Information through the Participant’s work with ULS, who is currently, or was within the 90-day period preceding the conduct in question, employed by or engaged as an exclusive consultant to ULS; or (iii) induce, solicit, service, contact, divert, take away or interfere with, or aid in the solicitation, servicing, contacting, diverting, taking away or interfering with, any Protected Contact for the purpose of (A) performing services in competition with ULS as restricted in Section 9(c) above, (B) inducing any such Protected Contact to cancel, transfer, or cease doing business in whole or in part with ULS, or (C) inducing any such Protected Contact to do business with any Competing Organization or in any way interfere with its

UL.com/Solutions	UL LLC © 2023. All rights reserved.

relationship with ULS. “Protected Contact” as used herein means any current or prospective client, investor, partner, or other business relationship of ULS (I) with whom the Participant had contact or dealings on behalf of ULS or for whom the Participant had direct or indirect responsibility, in all cases during the 12-month period immediately preceding the Participant’s Termination Date, and/or (II) about whom the Participant had access to or possessed Confidential Information during the Participant’s Employment.
(e)    Non-Disparagement. Subject to Section 11(m) below, during the Participant’s Employment and thereafter, the Participant shall not engage in conduct or make any statements or representations to any third parties, verbal or otherwise, that in any way disparages, defames, libels, slanders or otherwise damages the professional or personal reputation, goodwill, or standing in the community of ULS, or any of their past or present officers, directors, trustees, or employees.
(f)    Use of Name; Affiliation. The Participant will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name “UL Solutions”, the name of any member of ULS or the name of any other Affiliate of the Company, or any colorable imitation of such names. The Participant shall not represent him- or herself or permit him- or herself to be held out as being in any way connected with or interested in the business of ULS or any of its Affiliates, and the Participant shall take such steps as are necessary to comply with these obligations (including, but not limited to, amending the Participant’s social media profiles), provided that such steps are not inconsistent with any ongoing obligations under any other agreement with ULS.
(g)    Disclosures. For one year after the Participant’s Termination Date, the Participant shall (i) disclose a complete and accurate copy of the restrictions set forth in this Section 9 to any prospective employer prior to accepting employment, and (ii) inform ULS, upon accepting new employment, of the identity of the Participant’s new employer and of the Participant’s job title and responsibilities with such new employer.
(h)    No Restriction. Nothing in this Section 9 shall prohibit the Participant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Participant does not have any active participation in the business of such firm, corporation or enterprise.
(i)    Extension; Modification. If the Participant violates any of the terms of this Section, the Restricted Period shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. If, at any time of enforcement of this Section 9, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Participant and ULS hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(j)    Remedies. The Participant and ULS acknowledge that the services Participant is to perform during his or her Employment are unique and extraordinary and that the Participant will have access to highly proprietary trade secrets and other Confidential Information upon which ULS’s business plans and competitive advantages are based. As such, it is mutually agreed that ULS will suffer from

UL.com/Solutions	UL LLC © 2023. All rights reserved.

immediate and irreparable harm and have no adequate remedy at law for violations or breaches of Section 9 and that the damages resulting from any such violation or breach are not readily ascertainable in monetary terms. Therefore, in the event of any such violation or breach, or threatened violation or breach, by the Participant, ULS will be entitled to obtain equitable relief, by way of injunction or otherwise, in addition to any other remedies at law.
(k)    Breach of Covenants. If a Participant breaches any of the covenants, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants, contained in this Section 9, or obligations hereunder, including those contained in Section 11(j), (i) the Participant’s entitlement to Severance Benefits or CIC Severance Benefits shall be null and void, (ii) the Participant’s rights to receive or continue to receive Severance Benefits or CIC Severance Benefits shall thereupon cease, and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant under this Plan. The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.
SECTION 10.    Offset; No Mitigation.
(a)    To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by the Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
(b)    In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not the Participant obtains other employment, except as otherwise expressly provided herein.
(c)    Notwithstanding any provision of the Plan to the contrary, if a Participant qualifies for Statutory Severance Pay and would otherwise also be entitled to Severance Benefits or CIC Severance Benefits pursuant to Section 4 or 5, the amount of Severance Benefits or CIC Severance Benefits to which such Employee would otherwise be entitled will be reduced:
(i)    In the case of Severance Benefits payable in substantially equal installments, by the aggregate amount of Statutory Severance Pay paid to the Participant for the period covered by an installment; provided, however, where the Participant receives Statutory Severance Pay other than in regular installments (such as in a lump sum), the Statutory Severance Pay, for purposes of the reduction provided by this Section 10(c), will be deemed to have been paid in an amount equal to the Participant’s Base Salary, as determined by ULS, for each installment period until the aggregate of such deemed payments equals the aggregate Statutory Severance Pay paid to the Participant; or
(ii)    In the case of Severance Benefits or CIC Severance Benefits payable other than in substantially equal installments (e.g., in the form of a lump sum), by the aggregate amount of Statutory Severance Pay paid to the Employee and such reduction will be dollar-for-dollar against the first dollars of Severance Benefits or CIC Severance Benefits that otherwise would have been paid, but for this reduction.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

SECTION 11.    Miscellaneous.
(a)    Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company or ULS:	UL Solutions Inc.
Attn: Chief Legal Officer
333 Pfingsten Road
Northbrook, Illinois 60062

If to a Participant:	At the most recent address
on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
(b)    Governing Law. This Plan will be deemed to be made in the state of Illinois and, to the extent not preempted by Federal law, the validity, interpretation, construction and performance of this Plan in all respects will be governed by the laws of the state of Illinois without regard to its principles of conflicts of law.
(c)    No Waiver. The failure of ULS or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered to be a waiver of the rights of ULS or such Participant nor deprive ULS or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by ULS or any Participant in (a) giving notice of any breach to the other, (b) requiring compliance with a provision of this Plan or (c) exercising any other right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d)    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.
(e)    Withholding of Taxes and Other Employee Deductions. ULS may withhold, or cause to be withheld, from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to ULS’s employees generally. ULS may also set-off and deduct from any benefits and payments hereunder any unpaid credit card balances charged on ULS credit cards or invoiced to ULS for employee expenses and any other outstanding employee loans or debts to ULS, subject to applicable law.
(f)    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(g)    Interpretations. For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term

UL.com/Solutions	UL LLC © 2023. All rights reserved.

“or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(h)    Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer or successor to assume this Plan and the obligations and liabilities contemplated hereunder, including, but not limited to the amendment and termination obligations contemplated under Section 11(l). Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(i)    Non-Duplication. The Severance Benefits and CIC Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to a Participant and this Plan shall be administered accordingly. Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against a Participant’s severance benefits under this Plan against any Statutory Severance Pay or other severance, termination, or similar benefits payable to a Participant by the Company or amounts paid to comply with, or satisfy liability under Applicable Law, including, but not limited to, any law requiring payments in connection with any termination of Employment, plant shutdown, workforce reduction, paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. For the avoidance of doubt, a Participant shall not be entitled to benefits under both this Plan and any other severance program for which the Participant otherwise would have been eligible or agreement providing for severance benefits to which the Participant is subject through ULS.
(j)    Deemed Resignations. Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors (or similar governing body), as applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative. The Participant agrees to cooperate with ULS as reasonably required and requested by ULS in order to effectuate Participant’s resignation(s) in accordance with this Section 11(j).
(k)    No Guarantee of Employment. This Plan shall not be construed as creating any contract of Employment between ULS, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of ULS to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.
(l)    Amendment and Termination of this Plan. Except as specifically provided in Section 8, the Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) no such amendment or modification that materially reduces the rights of a Participant hereunder will be effective until six months following Committee approval of such amendment or modification, (ii) the Committee may not amend, modify or terminate this Plan following the execution by

UL.com/Solutions	UL LLC © 2023. All rights reserved.

the Company of a letter of intent containing an exclusivity provision, definitive purchase or sale agreement or substantially similar document, in each case, associated with a Change in Control but before a Change in Control occurs, which prohibition expires if no Change in Control occurs within six months following such execution, and (iii) the Committee may not amend, modify or terminate this Plan during the Protection Period without an impacted Participant’s written consent. For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (A) the date of termination of the Participant’s Employment by ULS if no benefits are payable under the Plan, (B) the date ULS satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan, and (C) termination of the Plan in accordance with this Section 11(l) prior to the date the Participant terminates Employment with ULS.
(m)    No Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Plan, nothing in this Plan shall prohibit the Participant from confidentially or otherwise (without informing any member of ULS) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at the Participant’s own expense). However, nothing herein limits or waives UL’s right to seek arbitration or dismissal (pursuant to Section 7(i) above or otherwise) of any claim or dispute, if any, brought by or on behalf of the Participant in any court. In accordance with the Defend Trade Secrets Act of 2016, (i) the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if the Participant files a lawsuit for retaliation by ULS for reporting a suspected violation of law, the Participant may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
SECTION 12.    Survival. The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

UL.com/Solutions	UL LLC © 2023. All rights reserved.

EXHIBIT A
UL SOLUTIONS INC. EXECUTIVE REGULAR AND CHANGE IN CONTROL
SEVERANCE PLAN ACCEPTANCE AGREEMENT
This Acceptance Agreement (this “Acceptance Agreement”) is entered into as of _July 1st__, 20[23] between UL Solutions Inc., a Delaware corporation (formerly known as UL Inc. and referred to hereinafter as the “Company”), and _Alberto Uggetti______ (the “Executive”).
WHEREAS, the Human Capital and Compensation Committee of the Company’s Board of Directors (the “Committee”) has adopted the UL Solutions Inc. Executive Regular and Change in Control Severance Plan, amended and restated effective as of February 21, 2023 (the “Plan”), to provide certain benefits to participants upon a qualifying termination of employment as contemplated under the Plan;
WHEREAS, the Committee has decided to offer the Executive the opportunity to participate in the Plan, subject to the terms of this Acceptance Agreement; and
WHEREAS, as a condition of eligibility to participate in the Plan, the Executive must agree to enter into this Acceptance Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.    Plan. The terms of the Plan are specifically incorporated herein as a part of this Acceptance Agreement.
2.    Definitions. The capitalized terms used but not defined in this Acceptance Agreement shall have the meaning set forth in the Plan.
3.    Acknowledgment and Acceptance of Plan. By signing this Acceptance Agreement, the Executive hereby acknowledges, understands, and agrees that the Executive has read and understands the terms and effect of the Plan and this Acceptance Agreement and the Executive knowingly and voluntarily, in exchange for consideration in addition to anything of value to which the Executive already is entitled, agrees to participate in the Plan, including without limitation the restrictive covenants and obligations set forth in Sections 9 and 11(j) of the Plan. The Executive further acknowledges that (a) the Executive has had an opportunity to consult with counsel and a sufficient period of time in which to consider whether to sign this Acceptance Agreement, (b) the Committee, in its sole discretion, may rescind its selection and designation of the Executive as eligible to participate in the Plan in accordance with Section 2 thereof, and (c) the Committee, in its sole discretion, may amend, modify or terminate the Plan without the Participant’s consent in accordance with Section 11(l) thereof.
4.    Counterparts. This Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
5.    Adequacy of Consideration. The Executive acknowledges and agrees that eligibility to receive the Severance Benefits or CIC Severance Benefits under the Plan and continued employment are good and valuable consideration for being subject to the terms of the Plan (including the restrictive covenants contained in the Plan) and this Acceptance Agreement.

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit A-1

IN WITNESS WHEREOF, the parties have executed this Acceptance Agreement as of the __1st__ day of __July____, 20__.

UL SOLUTIONS INC.

By:	/s/ Linda Chapin
Name:	Linda Chapin
Title:	EVP & CHRO

EXECUTIVE

/s/ Alberto Uggetti
Name:	Alberto Uggetti

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit A-2

EXHIBIT B
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (the “Release Agreement”) sets forth the terms and conditions relating to the termination of the employment of Alberto Uggetti_____ (“Executive”) with UL Solutions Inc. (formerly known as UL Inc. and referred to hereinafter as the “Company”) or one of its Participating Affiliates (together, the Company and its Participating Affiliates, referred to herein as “ULS”). Any capitalized terms not defined herein shall have the meanings set forth in the Plan (defined below).
1.    Separation from Employment. Executive’s employment with ULS is hereby terminated at the close of business on [DATE] (the “Termination Date”). Any termination of Executive’s employment with ULS shall constitute Executive’s automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which any member of ULS holds an equity interest and with respect to which board or similar governing body Executive serves as ULS’s designee or other representative. Executive agrees to cooperate by taking any additional steps and signing any additional documentation as reasonably requested by the Company to fully effectuate such resignation(s).
2.    Final Paycheck and Business Expenses; Severance.
(a)    In connection with the termination of Executive’s employment, regardless of whether Executive signs this Release Agreement, Executive will receive Executive’s final paycheck for Executive’s employment services, and for his or her earned and unused vacation time (if any), through the last day of Executive’s employment with ULS (the “Termination Date”), which will be subject to applicable withholding, taxes and other deductions and will be paid to Executive no later than the Company’s next regularly scheduled payday following the Termination Date. The Company also will reimburse Executive for reasonable business expenses appropriately incurred by Executive prior to the Termination Date in furtherance of Executive’s employment with ULS, subject to ULS’s applicable business expense reimbursement policies. Executive shall submit all requests to the Company for expense reimbursements within fourteen (14) days after the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by law.
(b)    Subject to the terms of the Release Agreement, provided that the Company receives an executed copy of this Release Agreement from Executive no later than [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days after Executive’s receipt thereof, and provided that Executive complies with the terms of the Release Agreement and does not revoke the Release Agreement in accordance with Section 18 below, Executive will receive certain severance payments and other benefits according to the UL Solutions Inc. Executive Regular and Change in Control Severance Plan, amended and restated effective February 21, 2023 (the “Plan”), less required withholding, taxes and other deductions.
3.    Consideration; Conditions for Severance. The payments and other benefits described in Section 2(b) above are payments that provide Executive with valuable consideration (including without limitation for Executive’s confidentiality obligations under Section 13 below) and, absent the execution of this Release Agreement, Executive would not otherwise be legally entitled to receive as a result of Executive’s employment with ULS or the termination of such employment. Executive understands and agrees that such payments and other benefits are expressly conditioned upon Executive’s compliance with the terms of this Release Agreement and continued compliance with the covenant provisions set forth in Sections 9 and 11(j) of the Plan. Should Executive violate any term of this Release Agreement or any of such covenants (or any other agreement that Executive has with ULS), Executive will not receive any further payments from ULS under the Plan and shall be obligated to repay to ULS any and all amounts received thereunder that, absent the execution of this Release Agreement, Executive would not otherwise have been legally entitled to receive. This Section shall not limit ULS’s right to recover damages or obtain any other legal or equitable relief to which it may be

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-1

entitled by law. Executive acknowledges that ULS shall have the right to set-off and deduct from any severance payments any unpaid credit card balances charged on ULS credit cards or invoiced to ULS for employee expenses and any other outstanding employee loans or debts to ULS, subject to applicable law.
4.    No Other Actions or Claims. Executive represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to Executive’s employment or cessation of employment with ULS, or otherwise, that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that Executive has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties (as defined in Section 5 below), and that no such proceeding has been filed or initiated on Executive’s behalf. Executive further agrees that Executive shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Executive in the Release Agreement, and will take all steps necessary to opt out of any such actions. Executive also agrees that, subject to Section 19, Executive will not join in any current or future claims or litigation against any of the Released Parties by any current or former employees of ULS, will not solicit any current or former employees, directly or indirectly, to file any claims or litigation against any of the Released Parties, and will not provide information concerning ULS or Executive’s employment at ULS to any Person involved in any threatened or actual claims against any of the Released Parties.
5.    General Release. Executive and anyone claiming through Executive, including Executive’s past, present, and future spouses, family members, estate, heirs, agents, attorneys or representatives each hereby waive, release, forever discharge, and agree not to sue ULS or its affiliates or any of their past, present, and future divisions, affiliates, related entities or subsidiaries, or their past, present, and future trustees, fiduciaries, administrators, shareholders, partners, representatives, members, directors, officers, agents, employees, attorneys and the predecessors, successors and assigns of each of them (hereinafter collectively referred to as the “Released Parties”), with respect to any claims or causes of action, whether known or unknown, that Executive now has, ever had, or will ever have or may allege to have, against the Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Release Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to, claims related in any way to Executive’s employment with ULS or any other Released Party, or the cessation of that employment, including without limitation, any claim that could have been asserted under any federal, state, or local statute, law, regulation, ordinance or executive order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, or their related state and local law counterparts; any claims under the common law, including without limitation, claims for wrongful or retaliatory discharge, defamation, or other personal injury; and any claims for compensation (other than the payments provided for in Section 2 above), benefits, damages, costs and attorneys’ fees. Except in connection with the enforcement of this Release Agreement or Executive’s rights hereunder, in the event of any future proceedings based upon any matter released herein, Executive recognizes and agrees that pursuant to this Release Agreement, Executive is not entitled to and shall not receive any further recovery.
6.    Full Release Notwithstanding Future Discovery. Executive is aware that hereafter there may be discovery of claims or facts in addition to or different from those now known or believed to be true with respect to the matters addressed herein. Nevertheless, it is Executive’s intention to settle and release fully, finally and forever all such matters and claims relative to Executive’s employment and association with ULS and its Affiliates (the “ULS Group”), and the termination thereof which do now exist, may exist, or heretofore have existed relating to such matters (except as may be

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-2

specifically excluded herein). In furtherance of this intention, the release given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to Executive’s employment, termination of employment or association with the ULS Group.
7.    Exception to General Release. Excluded from the release and waiver in Section 5 above are any claims: (a) for unemployment or workers’ compensation, (b) to indemnification under any applicable law, any by-laws of any member of the ULS Group, or any director and officer insurance, it being understood and agreed that this Release Agreement does not create or expand upon any such rights (if any) to indemnification; (c) under the employee benefit plans in which Executive is a participant in accordance with the terms of such plans, (d) to enforce this Release Agreement, or (e) that cannot be waived or released by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive is, however, waiving Executive’s right to any monetary recovery should any such agency pursue any claims under subsection (e) on Executive’s behalf.
[USE IN CALIFORNIA RELEASES: Executive acknowledges that Executive has been advised by legal counsel that Executive is bound by this Release Agreement waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and Executive expressly waives such rights as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive hereby expressly waives any rights Executive may have under any other statute or common law principles of similar effect.]
8.    Covenant Not to Sue; Violation of Release. Executive agrees never to sue any Released Party in any forum for any claim covered by the waiver and release language in Section 5 above. Executive further covenants not to sue to challenge the enforceability of the Release Agreement in any forum, except that Executive may bring a claim under the ADEA to challenge this Release Agreement. If Executive violates this Release Agreement by suing any Released Party, other than as set forth herein and in Sections 5 and 7, Executive shall be liable to the Company and the Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.
9.    No Right to Employment. Executive agrees that Executive has no present or future right to employment with the ULS Group or any of their respective affiliated or related entities.
10.    Return of Property. Executive agrees to immediately return to ULS on or prior to the Termination Date all property or information (electronic and hardcopy) of ULS in Executive’s possession or control, including without limitation all confidential and proprietary information of ULS (including Confidential Information) and all laptops and other computer equipment, electronic storage devices, smart- or cell-phones, blackberries and similar devices, ULS-provided credit cards, keys and other access cards, and electronic and hardcopy files.
11.    Continuing Obligations. Executive hereby acknowledges and affirms the applicability of and Executive’s continuing post-termination obligations under the restrictive covenants and other provisions contained in Sections 9 and 11(j) of the Plan. Executive acknowledges that Executive remains bound by obligations regarding confidentiality, intellectual or other property, post-employment competitive activities, and other restrictive covenants set forth in the Plan and any and all agreements previously entered between Executive and any member of ULS.

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-3

12.    Cooperation. Following the Termination Date, and except as otherwise provided in Section 19, Executive shall cooperate fully with the Company and the other Released Parties in transitioning Executive’s responsibilities as requested by ULS, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving ULS or any of the other Released Parties and which in any way relate to or involve Executive’s employment with ULS. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as ULS and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to ULS and any of the other Released Parties any truthful papers reasonably requested by any of them. Executive shall be reimbursed for reasonable out-of-pocket expenses that Executive incurs in rendering cooperation after the Termination Date pursuant to this Section 12.
13.    Confidentiality. Except as necessary to comply with the terms of this Release Agreement, except as required by law, and except as provided in Section 19 below, (a) the terms of this Release Agreement, the substance of any negotiations leading up to this Release Agreement, and any matters concerning Executive’s separation from employment with ULS shall be kept confidential by Executive, and (b) Executive agrees not to reveal or engage in any conduct that might reveal the terms of this Release Agreement to anyone except members of Executive’s immediate family, Executive’s attorney, and Executive’s tax advisor. Each of Executive and the Company acknowledges, agrees and affirmatively states that the confidentiality obligations set forth in this Section 13 are the documented and explicit preference of, and are mutually beneficial to, each of them, including without limitation because Executive wishes to maintain the privacy of all such matters and both parties recognize the benefits of a confidential resolution of all such matters.
14.    No Admission. This Release Agreement does not constitute an admission by the Released Parties of any violation of any federal, state, local or common law, regulation, ordinance or executive order. The Released Parties expressly deny any such violation.
15.    Modification; Severability. If any provision of this Release Agreement is determined by a court of competent jurisdiction to be unenforceable in any respect, then such provision shall be deemed limited and revised to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall continue in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then Executive agrees that Executive will promptly execute any appropriate documents presented by ULS that would make the waiver or release valid and enforceable to the maximum extent permitted by law. The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision hereof.
16.    Entire Agreement, Amendment, Waiver and Headings. This Release Agreement, the Acceptance Agreement, and the Plan [ADD OTHER APPLICABLE AGREEMENT, IF ANY] constitute the complete understanding and agreement between ULS and Executive regarding the subject matter hereof, and supersede all prior discussions, negotiations and agreements, written or oral, between the parties concerning such subject matter, except that you acknowledge and agree that you remain bound by any return of property, confidentiality, invention, non-disparagement, non-competition, and/or non-solicitation terms set forth in any and all agreements previously executed by you in connection with your employment at ULS. It is further understood and agreed that no promises or representations have been made by ULS respecting the subject matter hereof other than those expressly set forth herein and in the Plan. The terms and conditions of this Release Agreement may be modified and amended only by a written instrument signed by the parties to this Release Agreement. Any party’s failure to enforce this Release Agreement in the event of one or more events which violate this Release Agreement shall not constitute a waiver of any right to enforce this Release Agreement against subsequent violations. Any waiver by either party hereto of a breach or default by the other party of any provision of this Release Agreement must be in writing signed by the parties hereto to be bound by such waiver. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Release Agreement.

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-4

17.    Governing Law. This Release Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of law provisions.
18.    Acknowledgements. By signing this Release Agreement, Executive acknowledges and represents that: (a) Executive has had at least [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days to consider this Release Agreement and Executive has been advised of Executive’s right to have Executive’s attorney or other representative review this Release Agreement, and has had an adequate amount of time to discuss it with Executive’s attorney or representative of choice (at Executive’s cost) before signing it; (b) Executive has read this Release Agreement in its entirety and understands the meaning and application of each of its provisions; (c) Executive has been offered and has had the opportunity to negotiate all provisions of this Release Agreement (including without limitation Section 13 of this Release Agreement), and each party hereto has agreed to certain changes thereto in response to the other party’s comments as part of a mutual compromise and agreement for the parties’ mutual benefit; (d) Executive is signing this Release Agreement knowingly and voluntarily, in exchange for consideration in addition to anything of value to which Executive already is entitled; and (e) Executive intends to be bound by the Release Agreement, and agrees to all provisions of this Release Agreement (including confidentiality pursuant to Section 13 above). If Executive signs this Release Agreement prior to the expiration of [USE FOR SINGLE TERMINATION: twenty-one (21)] [USE FOR GROUP TERMINATION OF TWO OR MORE EMPLOYEES: forty-five (45)] days after Executive’s receipt of this Release Agreement, Executive agrees that Executive has done so voluntarily and knowingly. Executive may revoke this Release Agreement at any time within seven (7) days from the date that Executive signs the Release Agreement by giving written notice to the Company at UL Solutions Inc., Attn: Chief Legal Officer, 333 Pfingsten Road, Northbrook, Illinois 60062. This Release Agreement shall not be effective or enforceable and Executive will not be entitled to any of the severance payments described herein and in the Plan, until the seven (7) day revocation period has expired.
19.    Non-Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Release Agreement, nothing in this Release Agreement shall prohibit Executive from confidentially or otherwise (without informing any member of the ULS Group) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at Executive’s own expense). However, without prior authorization of the ULS Group, Executive is not authorized to disclose to any third party (including any governmental agency, regulatory entity, or counsel that Executive may retain) any communication that is covered by the ULS Group’s attorney-client privilege. Nothing herein limits or waives UL’s right to seek arbitration or dismissal of any claim or dispute, if any, brought by or on behalf of Executive in any court. In accordance with the Defend Trade Secrets Act of 2016, (a) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by ULS for reporting a suspected violation of law, Executive may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
20.    Assignment. This Release Agreement is enforceable by ULS and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other Affiliate of the Company or any Person which at any time, whether by merger, purchase, or

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-5

otherwise, acquires all or substantially all of the assets, stock or business of ULS or of any division thereof. Executive may not assign any of his or her rights or obligations under this Release Agreement.
21.    Counterparts. This Release Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
If Executive agrees to the terms set forth above, please sign, date and return the enclosed copy of this Release Agreement to the Company, on or before [●].
THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

[EXECUTIVE]		UL SOLUTIONS INC.

/s/ Alberto Uggetti		By:	/s/ Linda Chapin
		Title:	EVP & CHRO
Date:	07/01/2023	Date:	July 24, 2023

UL.com/Solutions	UL LLC © 2023. All rights reserved.
Exhibit B-6

EXHIBIT C
PARTICIPANTS
(As of February 21, 2023)
Tier I
Chief Executive Officer (CEO)
Tier II
Each Eligible Employee other than the CEO who is a member of the Company’s Executive Committee, as constituted from time to time by the CEO in her or his sole discretion, but only to the extent that such Eligible Employee remains a member of the Executive Committee.

UL.com/Solutions	UL LLC © 2023. All rights reserved.
7